                                                                    Exhibit 99.1





CONSOLIDATED FINANCIAL STATEMENTS
AND REPORT OF INDEPENDENT
CERTIFIED PUBLIC ACCOUNTANTS

LIFE SCIENCES, INC. AND SUBSIDIARY

May 31, 1999 and 1998

                       LIFE SCIENCES, INC. AND SUBSIDIARY

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
           FILED WITH THE ANNUAL REPORT OF THE COMPANY ON FORM 10-KSB

                    FOR THE YEARS ENDED MAY 31, 1999 AND 1998


                                                                                           Page
                                                                                           ----
Report of Independent Certified Public Accountants                                           1

Consolidated Balance Sheets as May 31, 1999 and 1998                                         2

Consolidated Statements of Operations for the years ended May 31, 1999 and 1998              3

Consolidated Statement of Stockholders' Equity (Deficit) for the years ended
    May 31, 1999 and 1998                                                                    4

Consolidated Statements of Cash Flows for the years ended May 31, 1999 and 1998              5

Notes to Consolidated Financial Statements                                                   6

               Report of Independent Certified Public Accountants
               --------------------------------------------------


Board of Directors of
Life Sciences, Inc.


We have audited the accompanying consolidated balance sheets of Life Sciences, Inc. and Subsidiary as of May 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Life Sciences, Inc. and Subsidiary as of May 31, 1999 and 1998, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the consolidated financial statements, the Company had an accumulated deficit of $3,290,599 at May 31, 1999. The Company has historically relied on loans and advances from related entities to fund its operations. While the Company's history of operating losses raises substantial doubt about the Company's ability to continue as a going concern, management's plans in regard to this matter are described in Note 3. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ Grant Thornton LLP


Tampa, Florida
September 8, 1999

                       LIFE SCIENCES, INC. AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEETS


                                                                                               May 31,
                                                                                    -----------------------------
                                                                                        1999             1998
                                                                                    -----------       -----------
                                         ASSETS
CURRENT ASSETS
  Cash                                                                              $    81,955       $    84,860
  Accounts receivable, net                                                              257,268           272,599
  Inventories                                                                           151,189           133,734
  Prepaid expenses                                                                        5,000            20,706
                                                                                    -----------       -----------
          Total current assets                                                          495,412           511,899

  Property, plant and equipment, net                                                    150,589           262,875

  Other assets                                                                          145,703            48,598
                                                                                    -----------       -----------

          Total assets                                                              $   791,704       $   823,372
                                                                                    ===========       ===========

                     LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES
  Notes and accrued interest payable, related parties                               $        --       $ 2,424,982
  Notes payable                                                                           5,173            12,291
  Accounts payable, trade                                                               182,314           145,350
  Accrued expenses                                                                      326,906           400,311
                                                                                    -----------       -----------
          Total current liabilities                                                     514,393         2,982,934

Minority interest in consolidated subsidiary                                             35,088            41,044

Commitments and contingencies                                                                --                --

Stockholders' equity (deficit)
  Common stock - $.10 par value, authorized 7,000,000 shares, 4,196,670
    and 2,796,743 shares issued and outstanding in 1999 and 1998, respectively          419,667           279,674
  Additional paid-in capital                                                          3,113,155           827,601
  Accumulated deficit                                                                (3,290,599)       (3,307,881)
                                                                                    -----------       -----------

          Total stockholders' equity (deficit)                                          242,223        (2,200,606)
                                                                                    -----------       -----------

          Total liabilities and stockholders' equity (deficit)                      $   791,704       $   823,372
                                                                                    ===========       ===========




  The accompanying notes are an integral part of these consolidated statements.

                       LIFE SCIENCES, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                          Year Ended May 31,
                                                                   --------------------------------
                                                                      1999                 1998
                                                                   -----------          -----------
Net sales                                                          $ 1,084,181          $ 1,067,903

Costs and expenses
  Cost of sales                                                        503,780              499,229
  Operating and administrative expenses                                603,058              395,006
  Research and development                                             118,298               89,284
  Depreciation and amortization                                         42,419               47,387
                                                                   -----------          -----------
     Total expenses                                                  1,267,555            1,030,906
                                                                   -----------          -----------

Operating income (loss)                                               (183,374)              36,997

Other income (expense):
  Gain on sale of fixed assets                                         194,700                   --
  Interest expense                                                          --             (230,382)
  Minority interest in net loss of consolidated subsidiary               5,956               10,642
                                                                   -----------          -----------
                                                                       200,656             (219,740)
                                                                   -----------          -----------
Income (loss) before income taxes                                       17,282             (182,743)
Income tax provision (benefit)                                              --                   --
                                                                   -----------          -----------

     Net income (loss)                                             $    17,282          $  (182,743)
                                                                   ===========          ===========

Net income (loss) per common share - basic and diluted             $       .01          $      (.07)
                                                                   ===========          ===========

Weighted average shares of common stock outstanding:
  basic                                                              2,808,249            2,796,743
                                                                   ===========          ===========

  diluted                                                            2,812,512            2,796,743
                                                                   ===========          ===========




  The accompanying notes are an integral part of these consolidated statements.

                       LIFE SCIENCES, INC. AND SUBSIDIARY

            CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)


                                     Shares of                           Additional
                                       common                             paid-in            Accumulated
                                       stock            Amount            capital              deficit               Total
                                     ---------         --------         -----------          -----------          -----------
Balance at May 31, 1997              2,796,743         $279,674         $   827,601          $(3,125,138)         $(2,017,863)

Net loss                                    --               --                  --             (182,743)            (182,743)
                                     ---------         --------         -----------          -----------          -----------

Balance at May 31, 1998              2,796,743          279,674             827,601           (3,307,881)          (2,200,606)

Issuance of Common Stock
  on conversion of related
  party debt (Note 9)                1,399,927          139,993             428,835                   --              568,828

Forgiveness of a note
  payable and accrued
  interest on all notes
  payable to related parties
  (Note 9)                                  --               --           1,100,244                   --            1,100,244

Excess of debt over the net
  book value of land and
  buildings exchanged with
  a related party (Note 9)                  --               --             756,475                   --              756,475

Net income                                  --               --                  --               17,282               17,282
                                     ---------         --------         -----------          -----------          -----------

Balance at May 31, 1999              4,196,670         $419,667         $ 3,113,155          $(3,290,599)         $   242,223
                                     =========         ========         ===========          ===========          ===========




   The accompanying notes are an integral part of this consolidated statement.

                       LIFE SCIENCES, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                            Year Ended May 31,
                                                                                       ----------------------------
                                                                                          1999               1998
                                                                                       ---------          ---------
Cash flows from operating activities:
  Net income (loss)                                                                    $  17,282          $(182,743)
  Adjustments to reconcile net income (loss) to net cash used in operating activities:
      Depreciation and amortization                                                       42,419             47,387
      Gain on sale of land                                                              (194,700)                --
      Minority interest in net loss of consolidated subsidiary                            (5,956)           (10,642)
      Changes in assets and liabilities:
        (Increase) decrease in accounts receivable                                        15,331           (226,954)
        (Increase) in inventory                                                          (17,455)           (26,697)
        Decrease in prepaid expenses                                                      15,706             35,085
        (Increase) in other assets                                                       (97,105)           (40,923)
        Increase in accounts payable, trade                                               36,964              2,506
        Increase in accrued interest expense on notes payable, related parties                --            230,382
        Increase (decrease) in accrued expenses                                          (73,405)           100,178
                                                                                       ---------          ---------
               Net cash used in operating activities                                    (260,919)           (72,421)

Cash flows from investing activities:
  Purchase of property, plant and equipment                                              (38,033)           (15,208)
  Proceeds from sale of land                                                             200,000                 --
                                                                                       ---------          ---------
               Net cash provided by (used in) investing activities                       161,967            (15,208)

Cash flows from financing activities:
  Proceeds from notes payable, related parties                                           227,000            186,648
  Payments on notes payable, related parties                                            (123,835)                --
  Payments on notes payable                                                               (7,118)            (8,200)
  Other                                                                                       --             (5,959)
                                                                                       ---------          ---------
               Net cash provided by financing activities                                  96,047            172,489
                                                                                       ---------          ---------

Net increase (decrease) in cash                                                           (2,905)            84,860

Cash, beginning of period                                                                 84,860                 --
                                                                                       ---------          ---------

Cash, end of period                                                                    $  81,955          $  84,860
                                                                                       =========          =========

Supplemental disclosure of non-cash investing and financing activities:

         In 1999, certain notes payable to related parties were converted to 1,399,927 shares of common stock (see Note 9).

         In 1999, the corporate office land and building was sold for $859,075. A note payable, that was collateralized by the land and building, in the same amount was held by the related party who purchased the property and was used as consideration in the transaction (see Note 9).




  The accompanying notes are an integral part of these consolidated statements.

                       LIFE SCIENCES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                              May 31, 1999 and 1998


NOTE 1 - DESCRIPTION OF ORGANIZATION AND BUSINESS

Life Sciences, Inc. (the Company) is a biotechnology company with its primary operations in the production and sale of molecular biology enzymes used in the test tube synthesis of DNA and its manipulation in a variety of genetic engineering applications. The Company specializes in enzyme products employed by scientists to make genetic (DNA) sequences, which are utilized in basic research and the genetic modification of plants, animals and other organisms. The Company sells its molecular biology enzyme products directly to end users who perform nucleic acid related research and product development at universities and diagnostic and pharmaceutical manufacturers, primarily in the United States, Europe and Asia. Sales to customers based in Europe and Asia accounted for approximately 65% of net sales during fiscal year 1999. The Company also utilizes independent distributors in Europe and Asia to distribute its products in these regions of the world. Through a 50 percent subsidiary, the Company, until 1998, also engaged in the incineration of biomedical waste.


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of the significant accounting policies consistently applied in the preparation of the accompanying consolidated financial statements follows:

Principles of Consolidation

The consolidated financial statements include the accounts of Life Sciences, Inc. and a 50 percent owned subsidiary. Since Life Sciences, Inc. is deemed to have the financial controlling interest in the subsidiary, it has been consolidated in the accompanying financial statements. The minority interest reflected in the statements of operations represents the net loss of the consolidated subsidiary allocable to the remaining 50 percent interest held by independent shareholders. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of the financial statements in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. There were no cash equivalents at May 31, 1999 and 1998.

                       LIFE SCIENCES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                              May 31, 1999 and 1998


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

Inventories

Inventories are stated at the lower of cost or market with cost determined on a first-in, first-out (FIFO) method.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Prior to January 1, 1981, depreciation and amortization are provided using the straight-line method over the estimated useful service lives of the related assets. After this date, property and equipment are depreciated using accelerated methods that are used for federal income tax reporting.

Impairment of Long-Lived Assets

The Company evaluates the recoverability of its long-lived assets (including intangibles) in accordance with Statement of Financial Accounting Standards No. 121 ("SFAS No. 121"), Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. SFAS No. 121 requires long-lived assets to be reviewed for impairment whenever circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment is recognized to the extent the sum of undiscounted estimated future cash flows expected to result from the use of the asset is less than the carrying value. No impairment exists for all periods presented.

Revenue Recognition

The Company recognizes revenue when product is shipped to its customers.

Research and Development Costs

Expenditures relating to the development of new products and processes, as well as significant refinements to existing products, are expensed as incurred. Research and development expenses charged to operations amounted to $118,298 and $89,284 for the years ended May 31, 1999 and 1998. Included in these amounts were primarily payroll and related costs incurred to expand the Company's enzyme products for a major customer.

                       LIFE SCIENCES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                              May 31, 1999 and 1998


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

Net Income (Loss) Per Common Share

Net income (loss) per common share, which represents both basic and diluted earnings per share ("EPS"), is computed by dividing net income (loss) by the weighted average common shares outstanding. The following table reconciles the numerator and denominator of the basic and diluted EPS computation:


                                                                                 Year Ended May 31,
                                                                           ------------------------------
                                                                              1999                1998
                                                                           ----------         -----------
          Numerator:
            Net income (loss)                                              $   17,282         $  (182,743)
                                                                           ----------         -----------
          Denominator:
            Weighted average number of common shares used in
              basic EPS                                                     2,808,249           2,796,743
            Dilutive stock options                                              4,263                  --
                                                                           ----------         -----------
            Weighted average number of common shares and
              dilutive potential common shares used in diluted EPS          2,812,512           2,796,743
                                                                           ==========         ===========

For the year ended May 31, 1999, options to purchase 480,000 shares of Common Stock were outstanding during the year but were not included in the computation of diluted earnings per share because the exercise prices of the options were greater than the average market price of the Common Stock and, therefore, the effect would be anti-dilutive. Basic loss per share is the same as the diluted loss per share for the year ended May 31, 1998, since the Company experienced a net loss for the year.

Stock-Based Compensation

The Company presents only the disclosure provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock Based Compensation, and recognizes stock-based compensation using the intrinsic value method of accounting prescribed by APB Opinion No. 25, Accounting for Stock Issued to Employees (Note 11). Under this method, compensation is recognized at the date of grant by the amount that the fair value of the underlying stock exceeds the exercise price.

Financial Instruments

The carrying amount of the Company's financial instruments, which include cash, accounts receivable, accounts payable, accrued expenses and debt, approximate fair value due to the short-term maturity of those instruments. The Company considers the fixed and variable rate debt instruments to be representative of current market interest rates and, accordingly, the recorded amounts approximate their present fair market value.

                       LIFE SCIENCES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                              May 31, 1999 and 1998


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

Income Taxes

Deferred taxes are provided on the liability method whereby deferred tax assets are recognized for deductible temporary differences, net operating losses and tax credit carryforwards, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities for financial reporting purposes and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effect of changes in tax laws and rates on the date of enactment.

Concentration of Credit Risk

The Company grants credit to customers who meet pre-established credit requirements. The Company does not require collateral when trade credit is granted to customers. Credit losses are provided for in the financial statements and have been consistently within management's expectations. The allowance for doubtful accounts related to accounts receivable at May 31, 1999 and 1998 was approximately $5,000.


NOTE 3 - OPERATIONAL AND FUNDING MATTERS

The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles, which contemplates continuation of the Company as a going concern. Continuation of the Company as a going concern contemplates the realization of assets, and settlement of liabilities and commitments, in the normal course of business.

The Company had an accumulated deficit of $3,215,599 at May 31, 1999. The Company has historically relied on loans and advances from related entities to fund its operations. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence. The following commentary addresses the Company's operations for the year ended May 31, 1999 and its plan to improve future results.

Since 1994 the Company's aggregate loss of $1.7 million arose largely from the Company's sustained effort to develop new products and services to offset declines in revenues from the sale of its earlier anchor products, AMV reverse transcriptase, and specific-pathogen-free (SPF) mice. In response to these declining revenues, the Company ceased its sale of SPF mice in 1997 and, in a further cost reduction effort in 1998, shut down a joint venture effort for treatment of biomedical waste through thermal reduction.

                       LIFE SCIENCES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                              May 31, 1999 and 1998


NOTE 3 - OPERATIONAL AND FUNDING MATTERS - CONTINUED

The Company's development efforts during this period focused on technologies for rapid detection of biological and chemical contaminants in food, water, and other environmental samples. The Company also undertook work to expand its offering of enzyme products and develop new formulations of the enzymes to address the needs of particular customers.

While revenues from the sale of enzymes were essentially unchanged between 1998 and 1999, sales of a new formulation of AMV reverse transcriptase and other enzymes introduced in 1999 offset a nearly $200,000 decline in sales of enzymes to Pacific Rim distributors. The new formulation of enzymes was adopted by a major clinical diagnostics manufacturer for use as substrate in a line of proprietary products for nucleic acid sequence based amplification (NASBA) based diagnosis of HIV and other human diseases. This new product has fostered a revival in the enzyme sector of the Company's operations, with sales of NASBA enzymes expected by management to increase from $420,000 in 1999 to nearly $1 million in 2000. Sales of the Company's standard enzyme products to Pacific Rim distributors rebounded in the second half of 1999, and the Company expects this sales level to be sustained.

In addition to the NASBA enzyme mix currently being supplied to diagnostic manufacturers, the Company will begin to produce in fiscal 2000 a dried NASBA enzyme mix using a licensed, proprietary technology. Dried enzymes and other components in NASBA based diagnostic kits permit the products to be transported and stored in locations where next-day delivery of frozen products using dry ice as a refrigerant and storage at deep-freeze temperatures may not be possible. Additionally the shelf life of new products is extended by the use of dried test kit components.

Using the same drying technology, the Company plans to increase its product offering to include dried preparations of any of the nucleic acid modifying enzymes used in molecular biology research. The availability of dried enzymes for shipment and short term storage at ambient temperature is expected to enhance the Company's ability to market its entire offering of enzyme products to North American end users as well as to distributors worldwide, particularly those that target their sales to developing Pacific Rim countries and Eastern Europe.

The diagnostic tests for which the Company supplies NASBA enzymes are based on a proprietary technology for amplification of DNA and RNA. The technology offers a powerful method for rapid identification of viral and bacterial pathogens associated with human disease. Because of management's belief that NASBA technology is an equally robust tool for detection of pathogens in food, drinking water and other environmental locations to include bio-warfare agents, the Company has acquired licenses from Organon Teknika and others to enable the Company to produce and sell NASBA based tests for detection of environmental pathogens worldwide and the development and sale of diagnostic tests for identification of certain clinical pathogens in defined, geographically restricted regions. The Company expects to launch its initial NASBA based tests for environmental diagnosis during fiscal year 2000.

                       LIFE SCIENCES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             May 31, 1999 and 1998


NOTE 3 - OPERATIONAL AND FUNDING MATTERS - CONTINUED

To support this effort, the Company additionally licensed a proprietary technology to support the development of field portable devices for rapid analysis of the results of NASBA reactions. The NASBA detection system now employed by the Company reduces the cost of associated instrumentation by more than 80% and increases sample throughput by more than five fold. The technical and cost advantages of the Company detection system are expected to jump-start the Company's sale of NASBA based products in the molecular biology community.

The favorable cost and throughput related characteristics of the Company's NASBA detection system also have attracted substantial interest on the part of public health authorities in the United States and China. In collaboration with an agency of the United States government, the Company has begun work on a NASBA based test for Norwalk-like virus, a food borne pathogen that causes an estimated 23 million annual cases of illness in the United States. With the encouragement of Chinese public health agencies, the Company has investigated the potential use of the Company's NASBA diagnostic system to monitor the virus-load of HIV patients and potentially screen extremely large numbers of individuals for the presence of the pathogens that cause HIV, hepatitis, and other sexually transmitted diseases. The Company is presently seeking a capital commitment of $6-$10 million for a China based joint venture that would carry out the Company's plan to complete clinical trails in China on a low-cost NASBA based test for virus load in HIV patients during calendar year 2000. If the capital commitment is not obtained, the Chinese initiative will not be further pursued. If the commitment is obtained, management believes that successful completion of this initial clinical trial will be sufficient to attract the additional investment required to develop and distribute a full line of NASBA based human diagnostic products for sexually transmitted diseases throughout China.

The expansion of the Company's product offering to include NASBA based tests for the research market, test kits for waterborne and food borne pathogens and dried enzyme preparations, requires a renewed focus on the North American, end-user market. Additional marketing resources must be added to the Company's staff to achieve this objective. Further, additional production staff and capital equipment would be required to support larger outputs of enzymes and to produce dried enzyme preparations. Management believes that the additional expenditures of approximately $300,000 that would be required to support these activities should be provided from cash generated from the Company's operations.

Management intends to continue to operate the Company in a conservative manner and to limit any short-term expansion (exclusive of the contemplated China based joint venture) to that which can be funded by cash flows from current operations. While management believes the Company will be able to operate without interruption, it intends to continue discussions with potential business partners that can potentially enhance the Company's product and market position. However, no assurances can be given that the Company will be able to operate without interruption.

                       LIFE SCIENCES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             May 31, 1999 and 1998


NOTE 4 - INVENTORIES

Inventories consisted of the following:


                                                            May 31,
                                                   --------------------------
                                                     1999              1998
                                                   --------          --------

         Virus                                     $ 59,126          $ 45,006
         Enzymes                                     92,063            70,669
         Biologicals purchased for resale                --            18,059
                                                   --------          --------
              Total                                $151,189          $133,734
                                                   ========          ========


NOTE 5 - PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:


                                                                                    May 31,
                                                      Life            ---------------------------------
                                                     (Years)              1999                  1998
                                                     -------          -----------           -----------
         Land and improvements                            --           $       --           $    27,739
         Buildings and improvements                  15-31.5                   --               670,406
         Furniture and fixtures                       5 - 10              137,445               134,445
         Machinery and equipment                      5 - 20              990,083               976,764
                                                                      -----------           -----------
                                                                        1,127,528             1,809,354
         Less - Accumulated depreciation and
           amortization                                                  (976,939)           (1,546,479)
                                                                      -----------           -----------
                                                                       $  150,589           $   262,875
                                                                      ===========           ===========

Depreciation and amortization expense was $42,419 and $47,387 for the years ended May 31, 1999 and 1998, respectively.


NOTE 6 - OTHER ASSETS

Other assets consisted of the following:


                                                             May 31,
                                                   --------------------------
                                                     1999              1998
                                                   --------          --------

         Licensing fees                           $105,000           $    --
         Equipment not placed in service            35,257            38,221
         Other                                       5,446            10,377
                                                  --------           -------

                                                  $145,703           $48,598
                                                  ========           =======


                       LIFE SCIENCES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             May 31, 1999 and 1998


NOTE 6 - OTHER ASSETS - CONTINUED

In July 1998, the Company entered into an agreement to license the use of the NASBA technology and/or the Accusphere technology and related patent rights for the sole purpose of manufacturing, using, selling and/or having sold by resellers licensed products under its own label. The purchase price of the license consists of a non-refundable fee of $105,000 upon signing of the agreement. The cost of the licensing agreement acquired was recorded in other assets by the Company and will be amortized over the period of its estimated benefit period, which approximates 17 years. Under the terms of the agreement, the Company is also required to pay royalties, as defined, to the licensor when net sales to certain end users obtain predetermined levels.


NOTE 7 - ACCRUED EXPENSES

Accrued expenses consisted of the following:


                                                          May 31,
                                                --------------------------
                                                  1999              1998
                                                --------          --------

Pension costs                                   $202,687          $140,725
Compensation and related payroll costs           124,219           135,198
Property taxes and other                              --           124,388
                                                --------          --------

                                                $326,906          $400,311
                                                ========          ========


NOTE 8 - NOTES PAYABLE, RELATED PARTIES

Notes payable, related parties consisted of the following:


                                                             May 31,
                                                   --------------------------
                                                     1999              1998
                                                   --------          --------

         Note payable (includes accrued
         interest of $764,437 for financial
         reporting purposes) to a company
         owned by the Company's President
         and Chairman of the Board and
         individuals related to the
         Company's President and Chairman
         of the Board, due on demand,
         bearing interest at a rate of
         10.5% and collateralized by a
         mortgage on land and building
         (original cost of land and
         building $419,000)                        $    --          $1,739,594


                       LIFE SCIENCES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             May 31, 1999 and 1998


NOTE 8 - NOTES PAYABLE, RELATED PARTIES - CONTINUED


                                                             May 31,
                                                   --------------------------
                                                     1999              1998
                                                   --------          --------
         Unsecured note payable to the
         President and Chairman of the
         Board, due on demand, bearing
         interest at a rate of 10.5%
         (includes accrued interest of
         $16,918 for financial reporting
         purposes)                                       --            31,918

         Unsecured notes payable to
         companies owned by the Company's
         President and Chairman of the
         Board and individuals related to
         the Company's President and
         Chairman of the Board, due on
         demand, bearing interest at a rate
         of 10.5% (includes accrued
         interest of $134,805 for financial
         reporting purposes)                             --           626,635

         Unsecured note payable to a person
         related to the Company's President
         and Chairman of the Board, due on
         demand, bearing interest at a rate
         of 10.5% (includes accrued
         interest of $1,835 for financial
         reporting purposes)                             --            26,835
                                                   --------        ----------
                                                   $               $2,424,982
                                                   ========        ==========


During fiscal year 1999, the unsecured notes payable described above were converted into shares of Common Stock and the accrued interest was forgiven (see Note 9).

In addition, in May 1999, the corporate office land and building was sold and the note payable and accrued interest were released by the holder (Note 9).


NOTE 9 - STOCKHOLDERS' EQUITY (DEFICIT)

In 1999, the Company completed a major restructuring plan by eliminating debt totaling $2,528,148 consisting of principal of $1,613,985 and accrued interest of $914,163. This restructuring plan greatly enhanced its financial position at May 31, 1999.

Notes payable (principal only) to related parties totaling $568,828 were converted to equity by the issuance of 1,399,927 shares of the Company's common stock. A note payable to a related party totaling $186,082 was forgiven. In addition, the accrued interest associated with these notes payable totaling $914,163 at May 31, 1998 was forgiven by the parties.

                       LIFE SCIENCES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             May 31, 1999 and 1998


NOTE 9 - STOCKHOLDERS' EQUITY (DEFICIT) - CONTINUED

In addition, the Company sold its land and building in two distinct transactions. The first involved an unrelated third party, which bought a portion of the Company's vacant land for $200,000 in cash. The second transaction involved a related party who bought the remaining land and the buildings housing the corporate and manufacturing headquarters, which was immediately leased back to the Company under a five-year term without any current provisions for renewal. The note payable (the principal only) totaling $859,075 collateralized by the property was held by the related party who purchased the property and was used as consideration in the transaction. As a result, the note payable, which approximated the estimated fair value of the property immediately before the sale, was deemed fully satisfied by the transaction. The accrued interest related to this note payable was forgiven.

The notes had resulted from the related parties funding the Company's operations over a period of time exceeding four to five years. Prior to 1999, the intent of all parties was that the debt would be repaid. The obligations were represented by formal notes bearing market interest rates and containing other provisions. With the elimination of the related party debt in 1999, all parties agreed that interest would not accrue subsequent to May 31, 1998.

For financial statement reporting purposes, the restructuring (exclusive of the sale of a portion of the vacant land to an unrelated third party) is presented as capital transactions reflecting the substance of the transactions with parties under varying percentage of common ownership. Accordingly, the forgiveness of the accrued interest and note payable of $914,163 and $186,082, respectively, are reflected as additional paid-in capital and not as income in the statement of operations. The difference of $756,475 between the balance on the note payable and the basis in the related property of approximately $102,600, is also presented as an additional paid-in capital and not as a gain on sale in the statement of operations.


Note 10 - COMMITMENTS AND CONTINGENCIES

Leases

The Company leases its corporate offices from an entity owned by the Company's President and Chairman and individuals related to the Company's President and Chairman (Note 9). The lease expires in the year 2004, without any current provisions for renewal, and provides for annual commitments of $90,000, subject to adjustment to reflect current market rates.

                       LIFE SCIENCES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             May 31, 1999 and 1998


Note 10 - COMMITMENTS AND CONTINGENCIES - CONTINUED

Legal Proceedings

In October 1998, Imaging Science Technologies, Inc. filed an action in the Pinellas County, Florida Circuit Court against the Company. The complaint seeks unspecified damages based on allegations that the Company failed to return confidential information to the Plaintiff and used such information for its own purposes. The Company has denied the material allegations of the complaint. At this time, management believes the Plaintiff's claims are without merit and the ultimate resolution of this matter will not have a material effect on the Company's financial position or results of operations.

Year 2000 Compliance

The Year 2000 issue relates to limitations in computer systems and applications that may prevent proper recognition of the year 2000. The potential effect of the Year 2000 issue on the Company and its vendors will not be fully determinable until the Year 2000 and thereafter. If the Year 2000 modifications are not properly completed either by the Company or entities with which the Company conducts business, the Company's revenues and financial condition could be adversely impacted.

The Company has identified its significant information technology systems that could possibly be impacted by the Year 2000. The Company has been notified that its accounting software packages and production system software are already Year 2000 compliant.

The Year 2000 issue also provides for certification of Year 2000 compliance by the Company's vendors. Such vendors provide biological resources used in the production of enzymes. The Company could replace such vendors and related products if it believes their state of Year 2000 readiness poses a risk to the Company sufficient to warrant doing so. The Company does not anticipate any difficulty in securing adequate replacements for such vendors or products. Management does not anticipate significant disruptions in its operations as a result of the turn of the century.

                       LIFE SCIENCES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             May 31, 1999 and 1998


NOTE 11 - STOCK OPTIONS

The Board of Directors adopted a stock option plan under which incentive or non-incentive stock options may be granted to directors, officers and key employees. A total of 500,000 shares of Common Stock have been reserved for issuance under the plan. The exercise price on options granted shall not be less than the fair market value of the stock on the date of grant and will expire no later than ten years from the date of grant. In the case of a stockholder owning more than 10% of the outstanding stock of the Company, the exercise price of an incentive option may not be less than 110% of the fair market value of the stock on the date of grant, and such options will expire no later than five years from the date of grant. Also, an aggregate fair market value of the stock with respect to which incentive stock options are exercisable for the first time by any individual in any calendar year may not exceed $100,000. Options to purchase 270,000 shares of common stock were outstanding under the terms of the 1990 plan and options to purchase 210,000 shares of common stock were granted in 1999 not within the terms of the 1990 plan. Additionally, at May 31, 1999, options to purchase 65,000 shares of common stock were outstanding under stock option plans that have been terminated.

The exercise price of each outstanding option equals the market price of the Company's stock on the date of grant. Accordingly, no compensation cost has been recognized for the plan. Had compensation cost for the plan been determined based on the fair value of the options at the grant dates, the Company's historical net loss and historical net loss per common share would have been reduced to the pro forma amounts indicated below:

                                                                Year Ended May 31,
                                                            --------------------------
                                                              1999              1998
                                                            --------          --------

         Historical net income (loss)        As reported    $17,282          $(182,743)
                                             Pro forma      (83,518)          (182,743)

         Historical net income (loss) per
           common share - basic              As reported        .01               (.07)
                                             Pro forma         (.03)              (.07)

         Historical net income (loss) per
          common share - diluted             As reported        .01               (.07)
                                             Pro forma         (.03)              (.07)

The fair value of each option grant is estimated on the date of grant using Binomial options-pricing model with the following weighted average assumptions used for grants in 1999 and 1998, respectively: no dividend yield, expected volatility of 50%, risk-free interest rate of 6.0% and expected lives of 5 years.

                       LIFE SCIENCES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             May 31, 1999 and 1998


NOTE 11 - STOCK OPTIONS - CONTINUED

A summary of the status of the Company's stock options as of May 31, 1999 and 1998 and changes during the years ended on those dates are as follows:


                                                           May 31, 1999                        May 31, 1998
                                                     -----------------------             ----------------------
                                                                   Weighted-                          Weighted-
                                                                    Average                            Average
                                                                   Exercise                           Exercise
                                                                     Price                              Price
                                                                   ---------                          ---------
         Outstanding at beginning
           of year                                    65,000         .50                 65,000         .50
         Granted                                     480,000        .405                     --          --
         Canceled                                         --          --                     --          --
                                                     -------                             ------

         Outstanding at end of year                  545,000         .42                 65,000         .50
                                                     -------                             ------

         Options exercisable at end
           of year                                   545,000         .42                     --          --
                                                     =======                             ======

         Weighted average fair
           value per share of options
           granted during the year                                  .405                                 --

The following table summarizes information about common stock options outstanding at May 31, 1999:

                                               Options Outstanding
                                 --------------------------------------------
                                                     Weighted
                                    Number           Average         Weighted
                                 Outstanding        Remaining         Average
                                  At May 31,       Contractual       Exercise
           Exercise Prices           1999             Life            Price
           ---------------       -----------       -----------       --------
                                                    (in Years)
                .405               480,000             10              .405
                .50                 65,000              2               .50


                       LIFE SCIENCES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             May 31, 1999 and 1998


NOTE 12 - DEFINED PENSION PLAN

In 1999, the Company adopted Statement of Financial Accounting Standards No. 132 ("SFAS No. 132"), Employers Disclosures about Pensions and Other Postretirement Benefits. SFAS No. 132 standardizes the disclosure requirements for pensions and other postretirement benefits, requires additional information on changes in the benefit obligations and fair values of plan assets, and eliminates certain disclosures that are no longer considered useful. The adoption of SFAS No. 132 had no impact on the Company's financial position or results of operations.

The Company sponsors a noncontributory defined benefit pension plan that covers substantially all full-time employees. The plan provides for benefits to be paid to eligible employees at retirement, based upon years of service with the Company and compensation rates near retirement. Contributions to the plan reflect benefits attributed to employees' services to date, as well as services expected to be earned in the future. The Company's general funding policy is to contribute amounts deductible for federal income tax purposes. Plan assets primarily consist of common and preferred stock, investment grade corporate bonds, and U.S. government obligations. The Company has the right to modify, amend or terminate the plan.

The following table provides a reconciliation of the changes in the benefit obligations and the fair value of the plan assets for the years ended May 31, 1999 and 1998 and statements of the funded status as of May 31, 1999 and 1998.

                                                                         May 31,
                                                                -----------------------
                                                                   1999          1998
                                                                ---------     ---------
         Components of net periodic benefit cost
           Service cost                                         $  18,000     $  20,000
           Interest cost                                           17,000        17,000
           Expected return on plan assets                          (8,000)       (9,000)
                                                                ---------     ---------
              Net periodic benefit cost                         $  27,000     $  28,000
                                                                =========     =========


                                                                         May 31,
                                                                -----------------------
                                                                   1999          1998
                                                                ---------     ---------
         Reconciliation of benefit obligation
           Projected benefit obligation at beginning of year    $ 226,000     $ 245,000
           Service cost                                            18,000        20,000
           Interest cost                                           17,000        17,000
           Benefits paid                                           (3,000)      (32,000)
           Net experience gain                                         --       (24,000)
                                                                ---------     ---------
         Projected benefit obligation at end of year            $ 258,000     $ 226,000
                                                                =========     =========

                       LIFE SCIENCES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             May 31, 1999 and 1998


NOTE 12 - DEFINED PENSION PLAN - CONTINUED

                                                                         May 31,
                                                                -----------------------

                                                                  1999          1998
                                                                ---------     ---------

         Reconciliation of fair value of plan assets
           Fair value of plan assets at beginning of year       $ 101,000     $ 132,000
           Return on plan assets                                    5,000         1,000
           Benefit payments                                        (3,000)      (32,000)
                                                                ---------     ---------
           Fair value of plan assets at end of year             $ 103,000     $ 101,000
                                                                =========     =========

         Funded status
           Funded status                                        $(155,000)    $(148,000)
           Unrecognized (gain) loss                               (13,000)        8,000
           Other                                                  (34,687)         (725)
                                                                ---------     ---------
           Prepaid (accrued) benefit cost                       $(202,687)    $(140,725)
                                                                =========     =========

At May 31, 1999 and 1998 the projected benefit obligation exceeds the fair value of plan assets by approximately $150,000. As the accrued benefit cost exceeds this amount in both years an additional minimum liability has not been recognized.

The Company has not made a contribution to the Plan since April 1990. As a result, the Plan is underfunded as defined by the rules and regulations of the Internal Revenue Code. A minimum contribution of approximately $200,000 is currently required to rectify this deficiency.

The assumptions used in the measurement of the Company's benefit obligations are shown in the following table:


                                                                 May 31,
                                                        -----------------------
                                                           1999          1998
                                                        ---------     ---------
         Weighted-average assumptions
           Discount rate                                   7.5%          7.5%
           Expected return on plan assets                  8.0%          8.0%
           Rate of compensation increase                   5.0%          5.0%


                       LIFE SCIENCES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             May 31, 1999 and 1998


NOTE 13 - INCOME TAXES

The components of the income tax provision (benefit) are as follows:

                                                                   Year Ended May 31,
                                                                -----------------------
                                                                   1999          1998
                                                                ---------     ---------

         Current tax provision (benefit)
         Deferred
           Federal                                              $  20,000     $      --
           State                                                    3,000            --

           Net operating loss carryforwards previously not
             recognized as the amount was fully offset by a
             valuation allowance                                 (429,000)           --

           Reduction of deferred tax assets previously not
             recognized as the amount was fully
             offset by a valuation allowance                     (305,000)           --

         Change in valuation allowance                            711,000            --
                                                                ---------     ---------

                                                                $      --     $      --
                                                                =========     =========


Reconciliation of the amount of income taxes, as calculated by applying the federal statutory income tax rate of 34% to the Company's pre-tax income (loss) to that reported by the Company, is as follows:

                                                                   Year Ended May 31,
                                                                -----------------------
                                                                   1999          1998
                                                                ---------     ---------

         Federal income taxes at statutory rates                $   5,900     $ (62,000)
         State income taxes, net of federal benefit                   600        (7,000)
         Gain on forgiveness of note payable, related party
           recognized for federal income tax purposes              70,000            --
         Gain on sale of building recognized for federal income
           tax purposes                                           285,000            --
         Non-deductible interest                                   37,500            --
         Non-recognition of current net operating loss
           carryforwards                                               --        72,000
         Recognition of prior operating losses                   (429,000)           --
         Change in valuation allowance                             23,000            --
         Other                                                      7,000        (3,000)
                                                                ---------     ---------

                                                                $      --     $      --
                                                                =========     =========

                       LIFE SCIENCES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             May 31, 1999 and 1998


NOTE 13 - INCOME TAXES - CONTINUED

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the corresponding amounts used for income tax reporting purposes. Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                               May 31,
                                                      ------------------------
                                                         1999          1998
                                                      ---------     ----------

         Deferred tax assets:
           Allowance for doubtful accounts            $   2,000     $    2,000
           Net operating loss carryovers                523,000        951,000
           Accrued interest, related party                   --        306,000
                                                      ---------     ----------
                                                        525,000      1,259,000
                                                      ---------     ----------
         Deferred tax liabilities:
           Accrued pension contribution                  76,000         53,000
           Other                                        (25,000)       (25,000)
                                                      ---------     ----------
                                                         51,000         28,000
                                                      ---------     ----------
           Less valuation allowance                    (576,000)    (1,287,000)
                                                      ---------     ----------
                                                      $      --     $       --
                                                      =========     ==========


At may 31, 1999, the Company has approximately $1,389,000 of net operating loss carryforwards that expire between years 2003 through 2013.


NOTE 14 - SIGNIFICANT CUSTOMERS

Sales to three customers accounted for approximately 67% and 65% of net sales for the years ended May 31, 1999 and 1998, respectively.